ROSETTA ANNOUNCES CAPITAL PROGRAM INCREASE AND PROVIDES OPERATIONS UPDATE

HOUSTON, October 8, 2007 -- Rosetta Resources Inc. (Nasdaq:ROSE), an independent oil-and-gas company, announced today that its Board of Directors has approved an increase in Rosetta’s total capital spending program to $318 million for 2007. The expanded Capital Program includes an increase in organic spending from the original budget of $250 million to $280 million and $38 million for the OPEX transaction which was completed earlier this year.

The increase in capital spending is primarily for additional wells in the Lobo area of South Texas and projects in the Sacramento Basin associated with the OPEX properties. The Company originally planned to drill 30 Lobo wells in 2007, but completed that program in September due to an improvement in drilling time per well. The Company now plans to drill an additional 15 Lobo wells in 2007.  In the Sacramento Basin, the Company now plans to drill a total of five OPEX wells in the second half of the year.

The Company also provided an operations update for the third quarter and remainder of 2007. Production in the third quarter of 2007 is now expected to be 126 MMcfe/d which is a 4 million per day reduction in third quarter production, versus previous guidance of 130 MMcfe/d. This change is the result of the Company’s election to curtail production in the Rocky Mountain DJ Basin due to low spot prices in that region during the third quarter, delays in completion of the South Twitchell Bypass Pipeline in the Rio Vista field, and reduced production in the offshore area due to a temporary emergency shut in of the downstream third party pipeline and down time due to hurricane activity that occurred during the quarter. The Company confirmed that total year production guidance continues at 125 MMcfe/d for the year.

Charles Chambers, President and Chief Executive Officer said, “We are increasing our total year drilling program to capitalize on opportunities we have identified in Lobo and the Sacramento Basin. Though our third quarter production will fall short of our original production targets, we are confident that we will meet our total year production target of 125 MMcfe/d.”

About Rosetta

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit http://www.rosettaresources.com.

The Rosetta Resources Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3139.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Rosetta Resources Inc.'s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:

Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Media Contact:
Clint Woods
Vice President
Pierpont Communications
(713) 627-2223 x 1119
cwoods@piercom.com